EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com

MICHAEL J. VALENTINO APPOINTED TO MYOGEN BOARD OF DIRECTORS

Denver, Colorado, March 9, 2005 — Myogen, Inc. (Nasdaq: MYOG) announced today that Michael J. Valentino has been appointed to the Company’s Board of Directors. Mr. Valentino is President and Chief Executive Officer of Adams Respiratory Therapeutics.

“We are extremely pleased that Michael has agreed to join the Myogen Board of Directors,” stated J. William Freytag, President and CEO of Myogen. “He brings nearly 30 years experience in the prescription and consumer pharmaceuticals industry to help guide Myogen’s future growth. We believe he will be a great asset to the Company’s Board and its stockholders.”

Prior to joining Adams Respiratory Therapeutics, Mr. Valentino served as President and Chief Operating Officer of Alpharma, a large global generic pharmaceutical company. Prior to joining Alpharma, he served in senior management roles at Novartis AG, including as the Executive Vice President, Global Head Consumer Pharmaceuticals and the President and Chief Operating Officer of Novartis Consumer Healthcare, North America. From 1996 to 1998, Mr. Valentino served as the President of Pharmacia & Upjohn ‘s Consumer Products Division. Prior to 1996, Mr. Valentino spent 12 years at Warner Lambert in a variety of senior level roles, including Vice President, Corporate Strategic Planning; Vice President, Eastern Business Unit (Parke Davis Pharmaceuticals); and Vice President, Worldwide Smoking Cessation.

About Myogen
Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of patients with advanced chronic heart failure, ambrisentan for the treatment of patients with pulmonary arterial hypertension and darusentan for the treatment of patients with resistant systolic hypertension. The company, in conjunction with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit our website at www.myogen.com.

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